Exhibit 99.1

LECG CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

Devon, PA, November 8, 2010 — LECG (NASDAQ: XPRT), a global expert and financial and business advisory services firm, today reported financial results for the third quarter ended September 30, 2010.

Revenues for the third quarter decreased 7.8 percent, compared with $83.6 million in the second quarter of 2010.  On a year over year basis, revenues increased 22.9 percent to $77.1 million compared with the third quarter of 2009. 2009 results do not include the operations of the Consulting and Governance segment added in 2010 as a result of the March 2010 merger with SMART and the July 2010 acquisition of Bourne Business Consulting.

“Despite the uncertain economy and significant turbulence in the industry, third quarter revenues were in line with our internal expectations,” said Steve Samek, President and CEO of LECG. “We effectively executed on our strategic plan during the quarter, reducing general and administrative expenses on an annual run-rate basis and adding new revenue-generating MD experts. We also made significant progress in our refinancing efforts, securing a commitment letter for a revolving credit facility that we expect will be the basis for refinancing our existing bank debt and provide sufficient liquidity by year-end. Our efforts to drive growth and return the Company to profitability remain our priority as we capitalize on the unique capabilities of our global, multidisciplinary, integrated professional services firm.”

Select highlights of LECG’s third quarter include:

•      Securing a commitment letter for a revolving credit facility expected to be the basis for refinancing our existing bank debt by year-end

•      Reducing general and administrative expenses on a run-rate basis by over $9 million year-to-date, with a total goal of over $12 million by the beginning of 2011

•      Since our Q2 earnings release, hiring three full-time managing director experts, while losing only one to voluntary attrition; 19 full-time MD experts hired year-to-date, the highest level since 2007

•      Relocating corporate headquarters to Devon, Pennsylvania

•      Securing several important new client engagements and experiencing year-over-year increases in fees generated by full-time MD experts

Operating results for the third quarter of 2010 reflect pre-tax charges of $4.1 million in restructuring charges, goodwill and other impairments, $1.5 million in integration costs, a $0.5 million divestiture charge, and $0.1 million in acquisition and other costs. Including these charges, the third quarter net loss attributable to common stockholders was $15.3 million or $0.41 per share. This compares to a net loss of $11.3 million or $0.31 per share in the second quarter of 2010, and a net loss of $64.7 million or $2.52 per share in the third quarter of 2009. Excluding these charges, adjusted net loss attributable to common stockholders was $9.1 million or $0.25 per share for the third quarter of 2010.

Adjusted EBITDA for the third quarter of 2010 was a loss of $3.8 million, compared to a loss of $2.0 million for the second quarter of 2010, and a loss of $3.8 million for the third quarter of 2009.

Adjusted EBITDA and adjusted net loss attributable to common stockholders (which appear in the accompanying tables) are non-GAAP measures and are described in further detail below.

Headcount of billable professionals as of September 30, 2010 was 921, compared with 979 as of June 30, 2010, and 686 as of September 30, 2009.

Third Quarter 2010 Segment Results

Litigation, Forensics and Finance (formerly FAS)

This segment consists of the Company’s electronic discovery, financial services, forensic accounting, healthcare, higher education, intellectual property, and international finance and accounting services sectors. Net fee-based revenues for the segment were $30.8 million in the quarter, down $1.2 million from the second quarter. This decrease was primarily attributable to reductions in headcount due to voluntary and involuntary terminations and restructuring activities. Gross profit was $7.6 million in the quarter and direct profit margin was 24.9 percent, up from 22.1 percent in the second quarter of 2010. The increase in direct profit margin was due mostly to higher average billable rates and staffing mix.

Economics and Dispute Resolution (formerly Economics)

This segment consists of the Company’s energy and environment, global competition, labor and employment, regulated industries, and securities sectors. Net fee-based revenues for this segment were $17.6 million for the quarter versus $25.1 million in the second quarter of 2010. This decrease was primarily attributable to reductions in headcount due to voluntary attrition and restructuring activities and decreased staff utilization, partially offset by increases in average billable rates. Economics and Dispute Resolution gross profit was $1.8 million in the quarter and direct profit margin was 10.0 percent, down from 22.7 percent in the second quarter of 2010. The decrease in direct profit margin was due to lower paid utilization, which was 65.8 percent compared to 76.1 percent in the second quarter, and the fixed cost component of direct costs.  The lower utilization in the quarter was primarily a result of the lag effect of the loss of full-time MD expert headcount in prior quarters in advance of associated non-expert staff reductions.

Consulting and Governance

This segment consists of the consulting and business advisory and the governance, assurance, and tax sectors.   Net fee-based revenues for this segment were $25.2 million versus $22.6 million in the second quarter of 2010. This increase was primarily attributable to seasonality in the U.S. tax compliance business and the inclusion of Bourne for most of the quarter. Gross profit was $8.7 million in the quarter and direct profit margin was 34.9 percent, up from 30.2 percent in the second quarter of 2010. The increase in direct profit margin was due primarily to the inclusion of Bourne for most of the quarter and modest increases in billable rates.

Nine Month Financial Results

Revenues for the nine months ended September 30, 2010 increased 17.2 percent to $230.7 million, including $56.9 million from the operations of the Consulting and Governance segment added in 2010 as a result of the acquisitions of SMART and Bourne, compared with $196.9 million in the nine months ended September 30, 2009. Excluding the Consulting and Governance segment, revenues for the nine months ended September 30, 2010 declined 11.7 percent compared to the same period in 2009.

Net loss attributable to common stockholders for the nine months ended September 30, 2010 was $39.8 million or $1.17 per share. This compares to a net loss of $74.9 million or $2.94 per share for the nine months ended September 30, 2009. Adjusted net loss attributable to common stockholders per share was $0.50 for the nine months ended September 30, 2010 compared to a net loss attributable to common stockholders per share of $0.45 for the same period of 2009.

Adjusted EBITDA for the nine months ended September 30, 2010 was a loss of $5.4 million, compared to a loss of $10.3 million of adjusted EBITDA for the same period of 2009.

Conference Call Webcast Information

LECG Corporation will host a conference call and live webcast to discuss these results at 5:00 p.m. Eastern time today. Domestic callers may access this conference call by dialing (800) 938-1339. International callers may access the call by dialing (970) 315-0264. For a replay of this teleconference, please call (800) 642-1687 or (706) 645-9291, and enter the passcode 21307382. The replay will be available through November 10, 2010. The webcast will be accessible through the investor relations section of the Company’s website, www.lecg.com.

About LECG

LECG is a global litigation; economics; consulting and business advisory; and governance, assurance, and tax expert services firm with approximately 1,200 employees in 33 offices. We provide independent expert testimony, original authoritative studies, strategic financial advisory services, and innovative business consulting solutions. Attest services are provided through Smart and Associates, LLP, pursuant to an alternative practice structure. LECG is not a licensed CPA firm. For more information, visit www.lecg.com.

Forward-Looking Statements

Forward-Looking Statements concerning future business, operating and financial condition of the Company and statements using the terms “believes,” “expects,” “will,” “could,” “plans,” “anticipates,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “should,” “may,” or the negative of these terms or similar expressions are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those expectations. Risks that may affect actual performance include the ongoing economic downturn and adverse economic conditions, the availability and terms of bank credit facilities, dependence on key personnel, the Company’s ability to integrate new experts and practice areas successfully, intense competition, and potential professional liability, the Company’s ability to integrate the operations of SMART, the failure to achieve the costs savings and other synergies LECG expects to result from its corporate transactions, the outcome of any legal proceedings instituted against the Company, SMART and others in connection with the transactions, the amount of the costs, fees, expenses and charges relating to the transactions, the effect of war, terrorism or catastrophic events, stock price, foreign currency exchange and interest rate volatility. Further information on these and other potential risk factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

Investor Contacts

Warren D. Barratt, Chief Financial Officer, wbarratt@lecg.com

Annie Leschin, Investor Relations, 415-775-1788, investor@lecg.com

(tables follow)

LECG CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Fee-based revenues, net	$73,471	$60,192	$220,439	$189,578
Reimbursable revenues	3,626	2,531	10,274	7,319
Revenues	77,097	62,723	230,713	196,897
Direct costs	55,262	45,116	165,027	142,844
Reimbursable costs	3,714	2,512	10,244	7,703
Cost of services	58,976	47,628	175,271	150,547
Gross profit	18,121	15,095	55,442	46,350
Operating expenses:
General and administrative	23,756	17,518	67,161	55,125
Depreciation and amortization	1,474	1,239	4,102	3,849
Restructuring charges	1,916	4,019	9,024	5,479
Goodwill impairment	1,800	—	1,800	—
Other impairments	417	8,719	3,417	9,939
Divestiture charges	533	124	533	1,863
Operating loss	(11,775)	(16,524)	(30,595)	(29,905)
Interest income	15	32	80	122
Interest expense	(1,082)	(659)	(5,182)	(1,617)
Other income (expense), net	304	(135)	104	(581)
Loss before income taxes	(12,538)	(17,286)	(35,593)	(31,981)
Income tax expense	2,310	47,393	3,199	42,948
Net loss	(14,848)	(64,679)	(38,792)	(74,929)

Series A convertible redeemable preferred dividends	480	—	1,055	—

Net loss attributable to common stockholders	$(15,328)	$(64,679)	$(39,847)	$(74,929)

Earnings per common share:
Basic	$(0.41)	$(2.52)	$(1.17)	$(2.94)
Diluted	$(0.41)	$(2.52)	$(1.17)	$(2.94)

Shares used in calculating earnings per share:
Basic	37,070	25,654	34,136	25,515
Diluted	37,070	25,654	34,136	25,515

LECG CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,029	$13,044
Accounts receivable, net	109,333	85,451
Prepaid expenses	4,374	4,981
Signing, retention and performance bonuses - current portion	11,133	14,046
Income taxes receivable	—	13,498
Other current assets	4,537	2,207
Total current assets	136,406	133,227
Property and equipment, net	9,939	7,814
Goodwill	51,474	1,800
Other intangible assets, net	9,221	3,078
Signing, retention and performance bonuses	18,422	20,293
Deferred compensation plan assets	8,940	10,017
Deferred tax assets, net	5,981	5,731
Other long-term assets	7,640	8,851
Total assets	$248,023	$190,811

Liabilities and stockholders’ equity
Current liabilities:
Accrued compensation	$41,859	$45,363
Accounts payable and other accrued liabilities	15,935	8,823
Payable for business acquisitions - current portion	5,643	1,055
Deferred revenue	4,820	3,052
Debt	33,088	12,000
Deferred tax liabilities, net - current portion	6,313	5,731
Total current liabilities	107,658	76,024
Payable for business acquisitions	1,159	100
Deferred compensation plan obligations	9,215	10,163
Deferred rent	4,812	6,156
Other long-term liabilities	3,861	252
Total liabilities	126,705	92,695

Commitments and contingencies	—	—

Series A 7.5% convertible redeemable preferred stock, $0.01 par value, 15,000,000 shares authorized; 6,313,131 and 0 shares outstanding at September 30, 2010 and December 31, 2009, respectively (liquidation preference and redemption values at September 30, 2010 and December 31, 2009 of $26,055 and $0, including cumulative dividends of $1,055 and $0, respectively)	26,055	—

Stockholders’ equity
Common stock, $.001 par value, 200,000,000 shares authorized, 38,215,579 and 25,895,679 shares outstanding at September 30, 2010 and December 31, 2009, respectively	38	26
Additional paid-in capital	212,567	174,917
Accumulated other comprehensive loss	(1,358)	(690)
Accumulated deficit	(115,984)	(76,137)
Total stockholders’ equity	95,263	98,116
Total liabilities and stockholders’ equity	$248,023	$190,811

LECG CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine months ended September 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(38,792)	$(74,929)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	2,191	99
Depreciation and amortization of property and equipment	3,075	3,315
Amortization of intangible assets	1,027	534
Amortization of signing, retention and performance bonuses	11,958	13,338
Deferred taxes	332	53,008
Equity-based compensation	4,298	2,463
Restructuring charges	9,024	1,234
Goodwill and other impairments	5,217	9,939
Amortization of debt issuance costs and discounted obligations	2,476	—
Divestiture charges	533	1,739
Changes in assets and liabilities, net of effects of business acquisitions:
Accounts receivable, net of deferred revenue	(5,129)	(1,334)
Signing, retention and performance bonuses paid	(12,006)	(9,804)
Prepaid and other current assets	1,296	1,809
Income taxes receivable	13,549	(6,380)
Accounts payable and other accrued liabilities	(5,896)	(1,682)
Accrued compensation	(6,906)	(11,890)
Deferred compensation plan assets, net of liabilities	129	241
Other assets	(142)	(730)
Other liabilities	729	(97)
Net cash used in operating activities	(13,037)	(19,127)
Cash flows from investing activities:
Cash acquired from the Smart merger	9,242	—
Payments for business acquisitions and intangible assets	(1,109)	(3,885)
Divestiture payments	(640)	(3,210)
Purchases of property and equipment	(1,924)	(1,053)
Proceeds from note receivable	446	422
Proceeds from disposals of assets	100	619
Decrease (increase) in restricted cash and other	(1,666)	8
Net cash provided by (used in) investing activities	4,449	(7,099)
Cash flows from financing activities:
Borrowings under revolving credit facility	7,000	43,000
Repayments under revolving credit facility	(19,000)	(27,000)
Repayments of term debt	(9,961)	—
Payment of loan fees	(202)	(2,243)
Proceeds from issuance of series A convertible redeemable preferred stock	25,000	—
Proceeds from option exercises or issuances of stock to employees and other	34	30
Net cash provided by financing activities	2,871	13,787
Effect of exchange rates on changes in cash	(298)	175
Decrease in cash and cash equivalents	(6,015)	(12,264)
Cash and cash equivalents, beginning of period	13,044	19,510
Cash and cash equivalents, end of period	$7,029	$7,246

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,596	$1,014
Cash paid for income taxes	$1,815	$1,900

Supplemental disclosures of non-cash investing and financing activities:
Note received for assets sold	$417	$—
Fair value of common stock issued in connection with Smart merger	$33,330	$—
Series A convertible redeemable preferred dividends	$1,055	$—

LECG CORPORATION AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

($ in thousands, except rate amounts)

(unaudited)

	Three months ended September 30,
	2010				2009
	Litigation, Forensics and Finance	Economics and Dispute Resolution	Consulting and Governance (1)	Total	Litigation, Forensics and Finance	Economics and Dispute Resolution	Total
Fee-based revenues, net	$30,751	$17,551	$25,169	$73,471	$35,384	$24,808	$60,192
Reimbursable revenues	1,556	978	1,092	3,626	1,766	765	2,531
Revenues	$32,307	$18,529	$26,261	$77,097	$37,150	$25,573	$62,723

Direct costs	$23,082	$15,790	$16,390	$55,262	$26,518	$18,598	$45,116
Reimbursable costs	1,586	927	1,201	3,714	1,760	752	2,512
Gross profit	$7,639	$1,812	$8,670	$18,121	$8,872	$6,223	$15,095

Direct profit margin (2)	24.9%	10.0%	34.9%	24.8%	25.1%	25.0%	25.0%
Gross margin	23.6%	9.8%	33.0%	23.5%	23.9%	24.3%	24.1%

Operating statistics
Paid days	66	66	66	66	66	66	66
Billable headcount, period-end	310	164	447	921	447	239	686
Average billable rate	$311	$384	$176	$261	$280	$349	$305
Paid utilization rate of billable FTEs (3)(4)	65.5%	65.8%	60.9%	66.0%	65.5%	67.4%	66.2%

Expert headcount, period-end	126	76	53	255	200	105	305

LECG CORPORATION AND SUBSIDIARIES

SEGMENT OPERATING RESULTS (CONTINUED)

($ in thousands, except rate amounts)

(unaudited)

	Nine months ended September 30,
	2010				2009
	Litigation, Forensics and Finance	Economics and Dispute Resolution	Consulting and Governance (1)	Total	Litigation, Forensics and Finance	Economics and Dispute Resolution	Total
Fee-based revenues, net	$100,559	$65,794	$54,086	$220,439	$108,478	$81,100	$189,578
Reimbursable revenues	4,721	2,730	2,823	10,274	4,940	2,379	7,319
Revenues	$105,280	$68,524	$56,909	$230,713	$113,418	$83,479	$196,897

Direct costs	$76,641	$52,695	$35,691	$165,027	$84,451	$58,393	$142,844
Reimbursable costs	4,707	2,546	2,991	10,244	5,096	2,607	7,703
Gross profit	$23,932	$13,283	$18,227	$55,442	$23,871	$22,479	$46,350

Direct profit margin (2)	23.8%	19.9%	34.0%	25.1%	22.1%	28.0%	24.7%
Gross margin	22.7%	19.4%	32.0%	24.0%	21.0%	26.9%	23.5%

Operating statistics
Paid days	195	195	146	195	195	195	195
Billable headcount, period-end	310	164	447	921	447	239	686
Average billable rate	$311	$369	$176	$289	$283	$354	$310
Paid utilization rate of billable FTEs (3)(4)	66.8%	73.1%	60.9%	66.4%	64.6%	69.4%	66.3%

Expert headcount, period-end	126	76	53	255	200	105	305

LECG CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Fee-based revenues, net	$73,471	$60,192	$220,439	$189,578

Direct costs	55,262	45,116	165,027	142,844

Direct profit	$18,209	$15,076	$55,412	$46,734
Direct profit margin (2)	24.8%	25.0%	25.1%	24.7%

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net loss	$(14,848)	$(64,679)	$(38,792)	$(74,929)

Adjustments to net loss
Restructuring charges	1,916	4,019	9,024	5,479
Goodwill impairment	1,800	—	1,800	—
Other impairments	417	8,719	3,417	9,939
Divestiture charges	533	124	533	1,863
Acquisition costs	47	942	2,500	942
Equity-based compensation benefit (9)	—	(2,210)	—	(2,210)
Integration costs	1,501	—	3,664	—
Deferred compensation plan	20	41	100	319
Loan fees impairment	—	—	1,584	—
Deferred tax valuation allowance	—	51,775	—	51,775
Income tax benefit (5)	—	(3,743)	—	(4,734)

Adjusted net loss (6)	$(8,614)	$(5,012)	$(16,170)	$(11,556)

Series A convertible redeemable preferred dividends	480	—	1,055	—

Adjusted net loss attributable to common stockholders	$(9,094)	$(5,012)	$(17,225)	$(11,556)

Adjusted net loss per diluted share (6)(8)	$(0.25)	$(0.20)	$(0.50)	$(0.45)

Shares used in calculating earnings per share (8)
Diluted	37,070	25,654	34,136	25,515

LECG CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (CONTINUED)

($ in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net loss	$(14,848)	$(64,679)	$(38,792)	$(74,929)
Income tax expense	2,310	47,393	3,199	42,948
Interest expense, net	1,067	627	5,102	1,495
Depreciation and amortization	1,474	1,239	4,102	3,849
EBITDA (7)	(9,997)	(15,420)	(26,389)	(26,637)

Adjustments to EBITDA
Restructuring charges	1,916	4,019	9,024	5,479
Goodwill impairment	1,800	—	1,800	—
Other impairments	417	8,719	3,417	9,939
Divestiture charges	533	124	533	1,863
Acquisition costs	47	942	2,500	942
Equity-based compensation benefit (9)	—	(2,210)	—	(2,210)
Integration costs	1,501	—	3,664	—
Deferred compensation plan	20	41	100	319

Adjusted EBITDA (7)	$(3,763)	$(3,785)	$(5,351)	$(10,305)

(1)

Data for the Consulting and Governance segment during the nine months ended September 30, 2010 represents activity from March 11, 2010 to September 30, 2010. Also, since the merger with SMART was completed on March 10, 2010, no prior period data is presented for this segment.

(2)	Fee-based revenues, net less direct costs as a percentage of fee-based revenues, net.
(3)

Full Time Equivalents (FTEs) are calculated by dividing actual total paid hours in the period by the number of paid days in the period times eight hours per day, assuming a forty-hour work week or 2,080 paid hours per year.

(4)

Paid utilization rate is calculated by dividing the actual number of billed hours in the period by the actual number of paid hours in the period, assuming a forty-hour work week or 2,080 paid hours per year.

(5)

For the three and nine months ended September 30, 2010, the Company does not expect to realize a tax benefit from the net loss, due to a full valuation allowance recorded against its deferred tax assets. During the three and nine months ended September 30, 2009, dollar values assume a marginal tax rate of 35.0%, excluding non-deductible divestiture and merger-related charges.

(6)

Adjusted net loss and adjusted net loss per diluted share are non-GAAP financial measures. Adjusted net loss excludes restructuring charges, goodwill impairment, other impairments, divestiture charges, acquisition costs, equity-based compensation benefit, integration costs, loan fees impairment, and charges related to market fluctuations in the value of deferred compensation plan investments. Adjusted net loss per diluted share is calculated using adjusted net loss divided by diluted shares. The Company regards adjusted net loss and adjusted net loss per diluted share as useful measures of financial performance of the business. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating loss, cash flows, or other measures of financial performance prepared in accordance with GAAP.

(7)

EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as earnings before provision for income tax, interest, and depreciation and amortization. Adjusted EBITDA excludes restructuring charges, goodwill impairment, other impairments, divestiture charges, acquisition costs, equity-based compensation benefit, integration costs, and charges related to market fluctuations in the value of deferred compensation plan investments. The Company regards EBITDA and Adjusted EBITDA as useful measures of financial performance of the business. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating loss, cash flows, or other measures of financial performance prepared in accordance with GAAP.

(8)

Adjusted net loss per diluted share and diluted shares are equal to basic earnings per share and basic shares, respectively, for all periods presented, as the effect on net loss would be anti-dilutive if common stock equivalent shares were included in the weighted average number of common shares outstanding during the period.

(9)

Equity-based compensation benefit consists of approximately $2.8 million of stock-based compensation expense recovery related to previously-recognized expense on the unvested portion of 7-year cliff-vesting options of a terminated employee, offset by approximately $.06 million of accelerated expense related to the voluntary surrender of approximately 192,000 shares of stock options previously granted.